CONSULTING AGREEMENT

THIS AGREEMENT, made this 16th day of April 2007, by and between Rocky Mountain Fudge Company, Inc., a Nevada corporation (“RMFC”) and Vallerie Moulton (“Consultant”). In consideration of the compensation hereinafter agreed and the covenants and agreements herein contained, the parties hereto mutually agree as follows:

1. Independent Contractor. Consultant will be deemed at all times to be an independent contractor. Consultant is not, for any purposes, an employee or agent of RMFC and Consultant agrees not to make any representation to the contrary. Consultant understands and agrees that as an independent contractor he does not have any authority to sign contracts, notes, obligations, to make any purchases or to acquire or dispose of any property on behalf of RMFC, unless otherwise directed and authorized in writing by an officer of RMFC. RMFC understands and agrees that as an arms length independent contractor, Consultant does not have any obligations or liability with respect to any contracts, notes, obligations, purchases, acquisitions or dispositions of any property on behalf of RMFC and RMFC agrees to indemnify and save harmless Consultant from any and all claims arising from these transactions.

2. Character and Extent of Services. Consultant will provide consulting and advisory services in connection with RMFC’s business development and production and marketing strategies. The services will be performed by Consultant and will include, but not be limited to the following:

● Oversee production of product and assist in strategic marketing planning;
● Attend exhibits, functions and other events where attendance will benefit RMFC;
● Provide business guidance to RMFC management; and
● Perform such other services as are mutually agreed upon by Consultant and RMFC.

3. Term. This Agreement and the services to be performed hereunder will commence on the 17th day of April 2007 and for a period of three years thereafter. This Agreement will be automatically renewed for an additional three years, unless otherwise terminated by either party with a minimum of fifteen (15) days written notice prior to the renewal date. Thereafter either party may terminate the Agreement at any time with fifteen (15) days written notice.

4. Compensation and Expenses. In consideration for this Agreement and the services to be performed by Consultant hereunder, RMFC will pay Consultant at the rate of $20.00 per hour for services provided to RMFC under the terms of this Agreement, payable on the first day of each month immediately following the month in which the services were provided. Consultant will submit to RMFC such reports or other supporting documentation as RMFC may reasonably require to verify the services rendered. Expenses, which must be approved in advance by RMFC, are to be reimbursed upon submission to RMFC of valid invoices evidencing such expenses.

5. Assignment and Subcontracting. Consultant’s obligations authorized under this Agreement are not assignable or transferable and Consultant agrees not to subcontract any of the work authorized hereunder without prior approval of RMFC.

6. Legal Requirements. Consultant agrees to secure all necessary licenses or permits required by law and comply with all ordinances, laws, rules, and regulations pertaining to the services to be provided hereunder.

7. Guarantees and Warranty. Consultant warrants and guarantees that the work performed hereunder will be in accordance with generally accepted professional standards.

8. Proprietary Information. Consultant will not, either during or after the term of this Agreement, disclose to any third party any confidential or proprietary information relative to the work performed hereunder or the business or products of RMFC without the prior written consent of RMFC. RMFC representatives will at all times have access to the work performed by Consultant for purposes of inspecting same and determining that the work is being performed in accordance with the terms of the Agreement.

9. Waiver. The failure of RMFC to insist on strict performance of any of the terms and conditions hereof will not constitute a waiver of any other provisions or any default to Consultant. The terms and conditions of this Agreement will survive the period herein stated.

10. Governing Law. This Agreement is governed by and construed in accordance with the substantive laws of the state of Utah.

11. Entire Agreements and Amendments This instrument constitutes the entire Agreement between the parties covering the subject matter defined herein. No modifications or amendments will be valid unless stated in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective names:

“RMFC”
Rocky Mountain Fudge Company, Inc.	“Consultant”

By:______________________________	______________________________
Its:	Vallerie Moulton